Exhibit 99.2
Swype, Inc.
Financial Statements
December 31, 2010 and 2009

Swype, Inc.
Index
December 31, 2010 and 2009

Page(s)
Report of Independent Auditors	1

Financial Statements

Balance Sheets	2

Statements of Operations	3

Statements of Stockholders’ Equity (Deficit)	4

Statements of Cash Flows	5

Notes to Financial Statements	6–17

Report of Independent Auditors
To the Board of Directors and Stockholders of Swype, Inc.
In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Swype, Inc. at December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 1, the Company has restated its 2010 and 2009 financial statements to correct an error.
April 29, 2011, except for the effects of the restatement discussed in Note 1 to the financial statements, as to which the date is November 18, 2011
PricewaterhouseCoopers LLP, 1420 Fifth Avenue, Suite 1900, Seattle, WA 98101
T: (206) 398 3000, F: (206) 398 3100, www.pwc.com/us

Swype, Inc.
Balance Sheets
December 31, 2010 and 2009

	December 31,
	2010	2009
	(Restated)
Assets
Current assets
Cash and cash equivalents	$4,556,611	$5,523,966
Accounts receivable	1,838,781	94,550
Prepaid expenses and other	115,221	27,817

Total current assets	6,510,613	5,646,333

Property and equipment, net	271,430	34,104
Other assets	68,207	38,750

Total assets	$6,850,250	$5,719,187

Liabilities, Mandatorily Redeemable Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$194,971	$129,550
Accrued expenses	23,876	—
Accrued payroll	98,719	77,198
Deferred revenue	47,800	—

Total current liabilities	365,366	206,748

Deferred rent	110,848	7,430
Preferred stock warrant liability	67,221	32,451
Deferred revenue (noncurrent)	7,703,283	1,594,550

Total liabilities	8,246,718	1,841,179

Commitments and contingencies (Note 10)

Series A mandatorily redeemable preferred stock, no par value; 9,130,186 shares authorized, 9,130,186 shares issued and outstanding	1,663,928	1,663,928
Series B mandatorily redeemable preferred stock, no par value; 20,908,035 shares authorized; 20,683,964 and 17,642,992 shares issued and outstanding, respectively	6,662,477	5,427,050

Stockholders’ deficit
Common stock, no par value, 70,000,000 shares authorized; 13,625,256 and 13,500,114 shares issued and outstanding, respectively	632,230	628,476
Additional paid-in-capital	267,889	372,704
Accumulated deficit	(10,622,992)	(4,214,150)

Total stockholders’ deficit	(9,722,873)	(3,212,970)

Total liabilities, mandatorily redeemable preferred stock and stockholders’ deficit	$6,850,250	$5,719,187

The accompanying notes are an integral part of these financial statements.

Swype, Inc.
Statements of Operations
December 31, 2010 and 2009

	December 31,
	2010	2009
	(Restated)
Revenues	$—	$—

Costs and operating expenses
Research and development	3,541,515	1,749,868
Sales and marketing	1,567,539	417,733
General and administrative	1,168,453	527,110

Total operating expenses	6,277,507	2,694,711

Loss from operations	(6,277,507)	(2,694,711)

Other income
Interest income	20,374	2,213
Other expense	(18,333)	—
Interest expense	(1,233)	(26,068)

Net loss before income taxes	(6,276,699)	(2,718,566)

Income tax expense	(132,143)	(247,500)

Net loss	$(6,408,842)	$(2,966,066)

The accompanying notes are an integral part of these financial statements.

Swype, Inc.
Statements of Stockholders’ Deficit
December 31, 2010 and 2009

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balances, December 31, 2008	6,712,550	$14,291	$151,130	$(1,248,084)	$(1,082,663)

Stock based compensation	—	—	238,413	—	238,413
Conversion of promissory notes and accrued interest into common stock	4,532,619	541,796	—	—	541,796
Exercise of stock options	2,254,945	72,389	—	—	72,389
Accretion of redeemable preferred stock	—	—	(16,839)	—	(16,839)
Net loss	—	—	—	(2,966,066)	(2,966,066)

Balances, December 31, 2009 (Restated)	13,500,114	628,476	372,704	(4,214,150)	(3,212,970)

Stock based compensation	—	—	202,868	—	202,868
Exercise of stock options	125,142	3,754	—	—	3,754
Accretion of redeemable preferred stock	—	—	(307,683)	—	(307,683)
Net loss	—	—	—	(6,408,842)	(6,408,842)

Balances, December 31, 2010 (Restated)	13,625,256	$632,230	$267,889	$(10,622,992)	$(9,722,873)

The accompanying notes are an integral part of these financial statements.

Swype, Inc.
Statements of Cash Flows
December 31, 2010 and 2009

	December 31,
	2010	2009
	(Restated)
Operating activities
Net loss	$(6,408,842)	$(2,966,066)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation	60,962	16,116
Stock-based compensation	202,868	238,413
Noncash interest expense	1,233	26,068
Changes in operating assets and liabilities
Accounts receivable	(1,744,231)	(94,550)
Prepaid expenses and other assets	(116,861)	(8,703)
Deferred rent	103,418	7,430
Accounts payable	65,421	(7,955)
Accrued liabilities	78,934	77,198
Deferred revenue	6,156,533	1,594,550

Net cash used in operating activities	(1,600,565)	(1,117,499)

Investing activities
Purchase of intangible asset	—	(25,750)
Purchases of property and equipment	(298,288)	(37,085)

Net cash used in investing activities	(298,288)	(62,835)

Financing activities
Proceeds from issuance of Series A preferred stock	—	1,053,696
Proceeds from issuance of Series B preferred stock	927,744	4,923,724
Proceeds from issuance of convertible promissory notes	—	500,000
Proceeds from stock options exercised	3,754	72,389

Net cash provided by financing activities	931,498	6,549,809

Net increase in cash and cash equivalents	(967,355)	5,369,475

Cash and cash equivalents
Beginning of year	5,523,966	154,491

End of year	$4,556,611	$5,523,966

Supplemental information
Conversion of notes payable and accrued interest into common stock	$—	$541,796
Conversion of notes payable and accrued interest into preferred stock	—	1,121,903
Amortization of debt discount in connection with preferred stock warrants	—	7,267
Amortization of debt issue costs in connection with preferred stock warrants	1,233	—
Accretion of Series B preferred stock	307,683	16,839
The accompanying notes are an integral part of these financial statements.

Swype, Inc.
Notes to Financial Statements
December 31, 2010 and 2009
1.	Description of Business

Swype, Inc. (the “Company”) was incorporated in the state of Washington on April 28, 2003 and is located in Seattle, Washington. Swype provides a faster and easier way to input text on any screen. With one continuous finger or stylus motion across the screen keyboard, the patented technology enables users to input words faster and easier than other data input methods. The application is designed to work across a variety of devices such as phones, tablets, game consoles, kiosks, televisions and virtual screens. During 2009, the Company began to generate revenue and emerged from the development stage.

The Company is subject to a number of risks similar to other companies in a comparable stage of growth including, but not limited to, reliance on key personnel, the ability to access capital to support future growth, successful marketing of its products and services in an emerging market, and competition from other companies with potentially greater technical, financial and marketing resources.

The Company has incurred losses to date and continues to devote the majority of its resources to the growth of the Company’s business. To date, the Company’s activities have been financed primarily through the issuance of convertible promissory notes and the sale of equity securities. At December 31, 2010, the Company has cash and cash equivalents of approximately $4.5 million.

Restatement

The Company has restated its previously issued financial statements for the years ended December 31, 2010 and 2009 to correct errors relating to revenue recognition and stock-based compensation.

The Company identified that customer agreements in 2010 and 2009 contained provisions for the future delivery of certain specified language deliverables. The Company has not established vendor specific evidence of fair value as of December 31, 2009 or 2010 for those specified language deliverables. Accordingly, all amounts billed to the customers are required to be recorded as deferred revenue as of December 31, 2010 and 2009. The restatement includes adjustments to defer all revenue related to these customer agreements during the years ended December 31, 2010 and 2009. The cumulative impact of the revenue adjustments in 2009 and 2010 increased deferred revenue by $4,285,664 in 2010.

The Company also identified that stock compensation expense related to nonemployee consultants who became employees during 2009 was overstated as these stock-based awards had continued to be remeasured as nonemployee awards after the conversion of the consultants to employees. The restatement includes adjustments to reduce stock compensation expense by $154,840 in 2010 and by $202,495 in 2009. The cumulative impact of the stock-based compensation expense adjustments in 2009 and 2010 reduced accumulated paid-in capital in 2010 by $357,335.

	2010			2009
		Restatement			Restatement
	as Reported	Adjustment	as Restated	as Reported	Adjustment	as Restated
Revenue	$4,177,308	$(4,177,308)	$—	$108,356	$(108,356)	$—
Research and development	3,619,660	(78,145)	3,541,515	1,867,966	(118,098)	1,749,868
Sales and marketing	1,589,443	(21,904)	1,567,539	435,292	(17,559)	417,733
General and administrative expense	1,223,245	(54,792)	1,168,453	593,948	(66,838)	527,110
Total operating expense	6,432,348	(154,841)	6,277,507	2,897,206	(202,495)	2,694,711
Net loss	(2,386,375)	(4,022,467)	(6,408,842)	(3,060,205)	94,139	(2,966,066)
Deferred revenue	3,465,419	4,285,664	7,751,083	1,486,194	108,356	1,594,550
Accumulated paid-in capital	625,225	(357,336)	267,889	575,199	(202,495)	372,704

Swype, Inc.
Notes to Financial Statements
December 31, 2010 and 2009
2.	Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are inherent in the preparation of the financial statements and include, but are not limited to, revenue recognition and the valuation of equity instruments and stock-based compensation. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a purchased maturity of three months or less to be cash equivalents. Cash equivalents consist of money market instruments and are stated at cost, which approximates fair value. The Company invests its cash and cash equivalents with major financial institutions, which at times exceed federally insured limits. The Company has not experienced any losses on its cash and cash equivalents.

Fair Value Measurements

The Company utilizes a fair value hierarchy that prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is impacted by a number of factors, including the type of asset or liability and their characteristics. This hierarchy prioritizes the inputs into three broad categories as follows:

Level 1 — Quoted prices for identical instruments in active markets

Level 2 — Quoted prices for similar instruments in active markets

Level 3 — Unobservable inputs

The Company may elect to fair value its financial assets and liabilities on an instrument by instrument basis. The Company has preferred stock warrants that are Level 3 fair value instruments (Note 5). The Company has elected to apply the fair value option to eligible financial assets and liabilities in 2009 and 2010.

We believe that the carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and line of credit, are in the financial statements at amounts that approximate their fair value based on the short maturities of these financial instruments.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk are primarily cash and cash equivalents and accounts receivable. The Company has credit risk related to the collectability of its accounts receivable balances. The Company performs initial and ongoing evaluation of its customer’s financial position and generally extends credit on account without collateral.

Two customers comprise approximately 24% and 53% of accounts receivable at December 31, 2010. Two customers comprise approximately 76% and 24% of accounts receivable at December 31, 2009.

Swype, Inc.
Notes to Financial Statements
December 31, 2010 and 2009
Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from customers based on their outstanding invoices. Management reviews accounts receivable regularly to determine if any receivables will be potentially uncollectible. Estimates are used to determine the amount of allowance for doubtful accounts necessary to reduce accounts receivable to its estimated net realizable value. These estimates are made by analyzing the status of significant past due receivables and by establishing provisions for estimated losses by reviewing current and historical bad debt trends.

Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the depreciable assets ranging from two to four years. Leasehold improvements are amortized over the shorter of the applicable remaining lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of operations in the year of disposition. Additions and improvements that increase the value or extend the life of the asset are capitalized. Repairs and maintenance costs are expensed as incurred.

Revenue Recognition

The Company derives revenue from software license agreements, including royalty arrangements, post-contract customer support (“PCS”) and professional services.

Revenue is recognized in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 605, Revenue Recognition, and ASC Subtopic 985-605, Software Revenue Recognition. The sale and/or license of software products and technology are deemed to have occurred when a customer either has taken possession of the related software or technology or has access to take immediate possession of the software or technology. The Company recognizes revenue from the sale or license of software products and licensing of technology when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable and (iv) collectability is probable.

Vendor-specific objective evidence (“VSOE”) of fair value for software and software-related services exists when a company can support what the fair value of its software and/or software-related services is based upon evidence of the prices charged when the same elements are sold separately. VSOE of fair value is required in order to separate the accounting for various elements in a software and related services arrangement. As of December 31, 2010, the Company has not established VSOE of fair value for software products, PCS and professional services. All revenue has been deferred for all periods presented as there are specified software deliverables in each existing customer agreement that have not been delivered as of December 31, 2010.

Revenues generated from the sale of software products also may include PCS and professional services. Revenue from these multiple elements arrangements are deferred until PCS is the only undelivered element; the entire arrangement’s fee is then recognized ratably over the remaining PCS period. PCS includes support and the right to receive unspecified upgrades/enhancements on a when-and-if-available basis.

Deferred revenue primarily consists of billings or payments received in advance of revenue recognition. Deferred revenue that will be recognized during the succeeding 12-month period from period end is recorded as current deferred revenue and the remaining portion is recorded as non-current.

Swype, Inc.
Notes to Financial Statements
December 31, 2010 and 2009
Software Development Costs

The Company has not capitalized any software development costs because the time that the product reached technological feasibility coincided with the time that the product was released for sale. Software development costs were charged to research and development expense in the period in which they occurred.

Research and Development

Research and development costs consist of salaries, professional fees, engineering fees and technology license fees and are expensed as incurred. Costs to acquire technologies that are utilized in research and development and that have no alternative future use are charged to expense as incurred.

Comprehensive Loss

Comprehensive loss is equal to net loss for all periods presented.

Income Taxes

The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and federal income tax bases of assets and liabilities and are measured using the tax rates that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that the net deferred tax asset will not be realized.

The Company adopted authoritative guidance on accounting for and disclosure of uncertainty in tax positions on January 1, 2009, which required the Company to determine whether a tax position of the Company is more likely than not to be sustained upon examination based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority. The Company has determined that there was no material effect on the financial statements from the Company’s adoption of the authoritative guidance.

Stock-Based Compensation

The Company recognizes compensation expense on employee stock options based on their grant date fair value estimated using the Black-Scholes option pricing model. The Company applies the straight-line method of allocating compensation cost over the requisite service period of the related awards. The Black-Scholes option pricing model uses various inputs to measure fair value, the more significant of which are expected term and estimated volatility. The Company calculated an expected term of approximately six years for options granted during the years ended December 31, 2010 and 2009. The Company based its estimate of volatility on the volatility of similar entities whose share prices are publicly available.

Stock-based compensation expense recognized in the statements of operations is based on stock options ultimately expected to vest. The Company applied an estimated forfeiture rate that was derived from historical and expected future employee termination behavior. If the actual number of forfeitures differs from those estimated by management, adjustments to compensation expense may be required in future periods.

Swype, Inc.
Notes to Financial Statements
December 31, 2010 and 2009
For stock options granted to nonemployees, the fair value of the stock options is estimated using the Black-Scholes option pricing model. This model utilizes the estimated market value of the Company’s underlying common stock at the measurement date, the contractual term of the option, the expected volatility of the Company’s common stock, risk-free interest rates and expected dividend yields of the Company’s common stock. Measurement of nonemployee stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest.
3.	Property and Equipment

Property and equipment at December 31 consists of the following:

	2010	2009
Computers and office equipment	$291,771	$72,771
Leasehold improvements	79,288	—
Less: Accumulated depreciation	(99,629)	(38,667)

	$271,430	$34,104

Depreciation expense totaled $60,962 and $16,116 for the years ended December 31, 2010 and 2009, respectively.

4.	Debt

From May 2003 to April 2008, the Company issued $500,000 in convertible promissory notes to the Company’s founder. In February 2009, the founder elected to exercise the conversion option and the notes, along with accrued interest of approximately $42,000, were converted into 4,532,619 shares of common stock.

On September 26, 2008, the Company issued $599,000 in convertible promissory notes. The notes, along with accrued interest of approximately $11,000, were converted into Series A preferred stock upon the Series A issuance on March 20, 2009.

On September 30, 2009, the Company issued a $500,000 convertible promissory note (“Series B convertible promissory note”). The promissory note, along with accrued interest of approximately $12,000, was converted into Series B preferred stock upon the Series B issuance on December 9, 2009.

In connection with the Series B convertible promissory note, the Company issued to the lender warrants to purchase 160,051 shares of Series B preferred stock at an exercise price of $0.3124 per share. The warrants have a five year term and are exercisable at any time. At issuance, the fair value of the warrants issued in connection with convertible debt was estimated using the Black-Scholes option pricing model and significant assumptions included volatility of 80%, risk-free interest rate of 2.7%, and a term of 5 years.

In October, 2010, the Company entered into a security arrangement with Silicon Valley Bank to borrow up to $2 million under a line of credit facility. At December 31, 2010, the Company has not drawn down the credit facility. The arrangement includes a debt covenant that requires the Company to maintain a certain net asset balance. The Company is in compliance with this debt covenant as of December 31, 2010.

Swype, Inc.
Notes to Financial Statements
December 31, 2010 and 2009
In connection with the credit facility, the Company issued a warrant to purchase 64,020 shares of Series B preferred stock at an exercise price of $0.3124 per share. The warrants have a ten-year term and are exercisable at any time.

The fair value of the warrants issued in connection with the credit facility on the issuance date was $16,437 and was recorded as debt issue costs. Significant assumptions used in the Black-Scholes model include: volatility of 80%, risk-free rate of 2.82%, and a term of 10 years. The debt issue costs are recognized ratably over the term of the credit facility. During 2010, $1,233 was amortized to interest expense.

5.	Warrants

The Company’s preferred stock warrants are required to be remeasured to fair value at each balance sheet date. The warrants are classified as a liability, as the underlying shares of Series B stock into which the warrants are exercisable are classified as temporary equity. Significant assumptions used in the Black-Scholes option pricing model included volatility of 75.5%, risk free interest rate of 2.82%, and a term of four to ten years for the year ended December 31, 2010 and volatility of 80%, risk-free interest rate of 2.7%, and a term of 5 years for the ended December 31, 2009. The fair value of the warrants issued with convertible debt as of December 31, 2010 and 2009 is $48,015 and $32,451, respectively. The fair value of the warrants issued in connection with the credit facility as of December 31, 2010 is 19,206.

The following table summarizes the carrying value of the warrants to purchase shares of Series B preferred stock at December 31, 2010:

	2010	2009
Balance at beginning of year	$32,451	$—
Issuance of preferred stock warrants	16,437	32,451
Warrant revaluation	18,333	—

Balance at end of year	$67,221	$32,451

6.	Preferred Stock

Series A Preferred Stock

In December 2009, the Company issued 9,130,186 shares of Series A preferred stock, 5,102,508 shares at $0.2183 per share and 4,027,678 shares at $0.1455 per share, for proceeds of approximately $1.7 million, including the conversation of approximately $610,000 of convertible bridge notes and accrued interest. Issuance costs of approximately $36,000 were netted against the gross proceeds.

Series B Preferred Stock

In December 2009, the Company issued 17,642,992 shares of Series B preferred stock at $0.3124 per share for proceeds of approximately $5,410,000 net of issue costs of approximately $76,000. The initial transaction included the conversion of approximately $512,000 of convertible promissory notes and accrued interest. In February 2010, the Company issued an additional 3,040,972 shares of Series B preferred stock at $0.3124 per share for proceeds of approximately $928,000, net of issue costs of approximately $22,000.

Swype, Inc.
Notes to Financial Statements
December 31, 2010 and 2009
Dividends

The holders of Series A preferred stock are entitled to receive, prior to any payment of dividends to common stockholders, noncumulative annual dividends payable in the amount of $0.01746 per share. The holders of Series B preferred stock are entitled to receive, prior to any payment of dividends to common stockholders, noncumulative annual dividends payable in the amount of $0.02499 per share. All dividends are payable when and if declared by the Board of Directors. No dividends have been declared to date.

Conversion

The Company’s preferred stock may be converted at any time into common stock at the option of the holder, at the then operative conversion price. The convertible preferred stock will automatically convert into shares of common stock upon the occurrence of a qualified initial public offering or the written consent and agreement of the holders of not less than two-thirds of the then-outstanding shares of convertible preferred stock. The conversion ratio may be adjusted from time to time based on anti-dilution provisions included in the Company’s Articles of Incorporation. At December 31, 2010, the Company has reserved shares of common stock for conversion of the Series A and B convertible preferred stock and the related convertible preferred stock warrants.

Liquidation

Upon liquidation, Series A preferred stockholders shall receive an amount per share equal to $0.2183, share plus all declared but unpaid dividends on such shares. Upon liquidation, Series B stockholders shall receive an amount per share equal to $0.3905, plus all declared but unpaid dividends on such shares. The Company’s preferred stock ranks senior to the common stock in the payment of dividends and amounts due upon liquidation, dissolution or winding up of the Company.

Voting

The holders of preferred stock have the right to one vote for each share of common stock into which such share of preferred stock could then be converted.

Redemption

The Series A and B preferred stock is mandatorily redeemable as the holders may effect a change in control which would trigger a deemed liquidation event. The Company’s Series B preferred stock is redeemable beginning in December 2014 upon a two-thirds vote of the Series B stockholders at a redemption price of $0.3905 per share plus all declared and unpaid dividends thereon. Accretion related to the Series B promissory note, recorded during the years ended December 31, 2010 and 2009, totaled approximately $308,000 and $17,000 relating to the Series B preferred stock, respectively.

Swype, Inc.
Notes to Financial Statements
December 31, 2010 and 2009

	Series A		Series B
	Preferred Stock		Preferred Stock
	Shares	Amount	Shares	Amount
Balances, December 31, 2008	—	$—	—	$—
Issuance of Series A preferred stock for cash in March and June 2009, net of issue costs of $35,977	4,991,628	1,053,696	—	—
Issuance of Series A preferred stock upon conversion of promissory notes	4,138,558	610,232	—	—
Issuance of Series B preferred stock for cash in December 2009, net of issue costs of $76,276	—	—	16,005,120	4,898,540
Issuance of Series B preferred stock upon conversion of a promissory note	—	—	1,637,872	511,671
Accretion of redeemable preferred stock	—	—	—	16,839

Balances, December 31, 2009	9,130,186	1,663,928	17,642,992	5,427,050
Issuance of Series B preferred stock for cash in February 2010, net of issue costs of $22,255	—	—	3,040,972	927,744
Accretion of redeemable preferred stock	—	—	—	307,683

Balances, December 31, 2010	9,130,186	$1,663,928	20,683,964	$6,662,477

7.	Common Stock Deficit

Each holder of common stock is entitled to one vote per common share. At its discretion, the Board of Directors may declare dividends on shares of common stock, subject to the rights of the Company’s preferred stockholders. Upon liquidation or dissolution, holders of common stock will receive distributions only after preferred stock preferences have been satisfied.

8.	Stock-Based Compensation

The Company has two stock option plans, the 2004 Stock Option Plan and the 2009 Stock Option Plan (collectively, the “Plans”). The Plans were established to provide for the issuance of nonqualified and incentive stock options to employees, consultants, officers and directors of the Company. The 2004 Plan was closed to future grants at the end of 2009 and the 2009 Plan has provided grants since that time. Since the closing, options forfeiting under the 2004 Plan do not automatically return to the pool of options available for grant. Options under the Plans generally expire ten years from the date of grant and generally vest 25% of the shares one year after the options’ vesting commencement date and the remainder ratably on a monthly basis over the following three years. Exercise prices for common stock subject to options issued under the Plans approximate the fair value of the related shares at the date of grant. In 2010, the number of options reserved for issuance under the Plans was increased to 21,800,000 shares.

For the years ended December 31, 2010 and 2009, the Company recorded stock-based compensation expense of approximately $203,000 and $238,000, respectively. As of December 31, 2010, the Company’s unrecognized compensation cost related to stock-based awards totaled approximately $758,577 which will be recognized over the weighted-average remaining requisite service period of approximately 2.3 years.

Swype, Inc.
Notes to Financial Statements
December 31, 2010 and 2009
The following table summarizes activity under the Company’s stock option Plans:

		Options Outstanding
	Number of		Weighted
	Shares		Average	Aggregate
	Available	Number of	Exercise	Intrinsic
	for Grant	Shares	Price	Value
Balances at December 31, 2009	2,501,505	12,281,000	$0.0404	$1,100,378
Shares reserved for issuance	3,000,000	—	—
Options granted	(3,261,500)	3,261,500	0.1704
Options forfeited	38,500	(188,358)	0.0504
Options exercised	—	(125,142)	0.0300

Balances at December 31, 2010	2,278,505	15,229,000		2,311,762

The aggregate intrinsic value represents the difference between the estimated fair value of the Company’s common stock at the dates presented and the weighted-average exercise price per share of the options outstanding on those dates multiplied by the number of shares subject to such options. During 2010, 149,858 options issued under the Company’s 2004 Option Plan were forfeited and did not return to the Plan.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2010:

	Outstanding
		Weighted-
		Average
		Remaining
	Number of	Contractual
	Options	Life
$0.001	112,000	3.17
0.030	10,169,500	7.87
0.033	278,000	6.44
0.060	355,000	8.12
0.140	1,091,500	8.74
0.130	1,758,000	9.22
0.220	1,465,000	9.97

Exercisable	15,229,000

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2010 and 2009, which were granted with exercise prices equal to the estimated fair value of the Company’s common stock at the date of grant, was $0.1704 per share and $0.1204 per share, respectively. The total intrinsic value of stock options exercised during the years ended December 31, 2010 and 2009 was approximately $13,000 and $25,000, respectively, representing the difference between the estimated fair value of the Company’s common stock underlying these options at the dates of exercise and the exercise prices paid.

Swype, Inc.
Notes to Financial Statements
December 31, 2010 and 2009
The fair value of employee stock option grants was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2010	2009
Volatility	75.50%	80.00%
Risk-free interest rate	1.70% – 2.97%	2.73%
Expected life (in years)	6.08	6.08
Dividend	0.00%	0.00%
The Company based its estimate of expected volatility on the historical volatility of comparable companies from a representative peer group selected based on industry and market capitalization. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant based on treasury instruments whose term is consistent with the expected term of the options. The expected term was estimated by management and represents the period that stock-based awards are expected to be outstanding. The Company has not paid and does not anticipate paying cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.

The expense recognized for nonemployee stock options was $137,000 in 2010 and $218,000 in 2009. The fair value of nonemployee stock options was calculated using the Black-Scholes option pricing model and the following assumptions:

	2010	2009
Volatility	75.50%	80.00%
Risk-free interest rate	2.14 – 3.52%	1.70 – 3.85%
Contractual term (in years )	8 to 10	4 to 10
Dividend	0.00%	0.00%
9.	Income Taxes

At December 31, 2010, the Company has net operating loss and tax credit carryforwards of approximately $2.8 million which may be used to offset future taxable income. The net operating loss and tax credit carryforwards expire beginning in 2016.

As of December 31, 2010 and 2009, the Company has received approximately $815,000 and $1.5 million, respectively, in license payments from customers in a foreign taxing jurisdiction which were subject to foreign withholding taxes. These taxes were withheld and remitted to the foreign taxing jurisdiction and have been presented as an income tax expense on the statement of operations.

The Company has provided a valuation allowance for the full amount of its net deferred tax assets as the Company believes that it is not more likely than not that any future benefit from the deductible temporary differences, net operating losses and tax credit carryforwards would be realizable.

Swype, Inc.
Notes to Financial Statements
December 31, 2010 and 2009
The effects of temporary differences and carryforwards that give rise to deferred tax assets are as follows:

	2010	2009
	(Restated)
Deferred tax asset
Net operating loss carryforwards	$2,916,357	$1,315,684
Tax credit carryforwards	475,717	264,683
Deferred revenue	510,000	—

Total deferred tax assets	3,902,074	1,580,367

Less: Valuation allowance	(3,902,074)	(1,580,367)

Net deferred tax assets	$—	$—

10.	Commitments and Contingencies

The Company leases office space in Seattle, Washington under an operating lease that expires on August 15, 2013. Under the terms of the lease, the Company received two and a half months of free rent at the commencement of the lease. The Company also received a $60,000 leasehold improvement allowance. The Company recognizes rent expense on a straight-line basis over the term of the lease.

Rent expense under noncancelable operating leases totaled approximately $126,000 and $46,000 for the years ended December 31, 2010 and 2009, respectively. Future minimum lease payments under the noncancelable operating lease will total approximately $323,000 in 2011, $388,000 in 2012 and $248,000 in 2013.

11.	Subsequent Events

In January 2011, the Company drew down the available credit of $2,000,000 on the Silicon Valley Bank credit facility and began making principal payments in April 2011.

During March and July 2011, the Company raised an additional $6,000,000 in a Series C preferred stock financing transaction. Series C preferred stock is convertible into common stock at the then-operative conversion price and is entitled to receive annual noncumulative dividends, when and if declared, of 8%. Upon liquidation, Series C preferred stockholders shall receive an amount per share equal to the Series C preferred stock price. The Series C preferred stock is redeemable beginning in March 2016 upon a majority vote of the Series C stockholders at a redemption price of $0.7655 per share plus all declared and unpaid dividends. The Series C preferred stockholders have the right to one vote for each share of common stock into which such share of preferred stock could then be converted.

The Company originally evaluated events occurring between December 31, 2010 and April 29, 2011, the date these financial statements were issued.

Swype, Inc.
Notes to Financial Statements
December 31, 2010 and 2009
Unaudited

On October 6, 2011, the Company was acquired by Nuance Communications, Inc. (“Nuance” or the Purchaser). Pursuant to an Agreement and Plan of Merger, the Purchaser acquired all of our outstanding capital stock payable to the former stockholders of the Company for an aggregated consideration of $102.5 million, of which $77.5 million was paid at the closing and the remaining $25 million (the “Contingent Consideration”) is payable on the eighteen-month anniversary of the closing. The Contingent Consideration is subject to certain adjustments and conditions, including the requirement that certain key executives not terminate their employment with Nuance or have their employment terminated for certain reasons.

In October 2011 the Company paid in full the balance of the Silicon Valley Bank credit facility.

In connection with the restatement discussed in Note 1, the Company evaluated subsequent events through November 18, 2011, the date the restated financial statements were issued.

Additionally, the Company evaluated transactions that occurred as of November 18, 2011, the date of issuance of these financial statements, for purposes of disclosure of unrecognized subsequent events.